Exhibit 99.1

July 2010 Golden Grain Energy Member Update Golden Grain Energy • 1822 43rd St. SW • Mason City, IA 50401 641-423-8525 • www.goldengrainenergy.com Page 2: Financial report Page 4: PAC Outing OUR MISSION is to “add value to the corn production of the area and enhance the incomes of our investor partners while providing economic growth to the area we serve.” Message from the President & CEO: Lots of good news to share The push is on: Many groups urging EPA to OK higher ethanol blends After promising a mid-2010 decision on a waiver to allow blends of 15% ethanol in the nation’s fuel supply, the Environmental Protection Agency has again delayed giving ethanol producers and consumers an answer. It is now likely to be late September before the federal agency announces whether the higher blend (E15) will be allowed and, if so, what restrictions might be put in place regarding which vehicles it can be used in. At a time when the potential negative effects of our nation’s reliance on petroleum-based fuels is so obvious, it seems ironic that a safe, clean and existing solution to at least a part of the problem is being ignored or pushed to the back burner. In the USDA’s Biofuels Strategic Production Report released last month, the agency points out the corn-based ethanol has already reached production levels nearing the requirements laid out in the Renewable Fuel Standards 2 (RFS2) for 15 billion gallons of production by 2022. Existing facilities have a capacity to produce 13.5 billion gallons of ethanol annually, with another 1.2 billion gallons of production capacity under construction. Due to strong financial results accomplished over the last year, and a focus on paying down debt, Golden Grain Energy has good news for its members. First, Golden Grain has reduced its debt in the last year from $42 million in June of 2009 to $16 million at the end of June 2010. This has allowed the company enough cushion to repay the $4.3 million raised in the PPM last year, with the 18% premium. Golden Grain Energy, myself and the board of directors appreciate the confidence that our members showed in helping us meet the requirements of our banks last winter and spring. Very few companies facing similar situations were able to raise any equity on a voluntary basis. The result was a win-win situation: providing additional investment opportunity for those members able to participate, strengthening Golden Grain’s overall financial situation, and avoiding a dilution of shares for all members. The book value on your investment continues to climb, and your gallons of production per ownership unit has never been as high as it is right now. With the repayment of the PPM, book value will increase from approximately $3.17 per unit to $3.52, and the gallons Continued on Page 2 The Big Show Farm broadcaster Mark Pearson, right, brought his WHO Radio Big Show to Golden Grain Energy May 10 to discuss ethanol and promote Golden Grain’s co-product, DDGS. Pearson is also the host of Market to Market on Iowa Public Television. Continued on Page 3

Page 2 Golden Grain Energy July 2010

# 2010 financials continue on target

Although margins were much tighter during Golden Grain Energy's second fiscal quarter, which ended April 30, 2010, than the first quarter, we were able to maintain profitability, earning approximately $889,000 or $0.03 per unit. This puts our year to date income over $10 million or approximately $0.35 per unit. Our investments in other entities have contributed over $2.1 million to our income this year and continue to play an important role in our success.

Although we consider our income a victory, our real reason to cheer is the strength we continue to gain in our balance sheet and the amount of debt we have paid off during the past six months. The net debt position (Total Debt less Cash on Hand) as of April 30, 2010 was just over $18 million compared to over $36 million on October 31, 2009 and $46 million on April 30, 2009.

The third fiscal quarter will end on July 31st and we are anticipating additional profits for the quarter. As mentioned elsewhere in the newsletter, as of June 30, 2010 we have paid off the redeemable membership units that were issued during April and June 2009. Once that obligation is behind us the company's excess cash will be used primarily for additional debt reduction and for any tax distribution that may be required at the end of the year.

For a more detailed financial report please see the 10-Q report filed with the SEC which can be found by visiting our website and following the investor relations link.

| INCOME STATEMENT | Six months ended 4/30/2010 | Six months ended 4/30/2009 |
|---|---|---|
| Revenues | $102,843,624 | $93,626,243 |
| Gross Profit | $9,987,411 | $(4,600,633) |
| Net Income | $10,115,589 | $(6,804,194) |
| Net Income per Unit | $0.35 | $(0.28) |
| Average Units Outstanding | 28,760,000 | 24,599,667 |

| BALANCE SHEET | 4/30/2010 | 10/31/2009 |
|---|---|---|
| Current Assets | $19,073,699 | $16,229,819 |
| Total Assets | $121,122,406 | $120,856,390 |
| Current Liabilities | $7,583,079 | $8,884,890 |
| Long-term liabilities | $24,270,873 | $32,818,635 |
| Members Equity | $89,268,454 | $79,152,865 |
| Book Value per Unit | $3.10 | $2.75 |

## Unit values reach new high

*Continued from Page 1*

of production per unit will increase from 4.83 to 5.68, a new high for both values.

The second piece of good news is that the reduction in debt has also allowed Golden Grain the flexibility to change lenders. The board of directors has voted to move the company's loan from Home Federal Savings Bank in Rochester, Minn., to CoBank in Omaha. This will lower our interest rate from the current floor of 6% to approximately 3.5%. CoBank has a vast understanding of our industry's challenges, and recognizes GGE as a strong, well-managed, locally-owned company. We look forward to the new relationship we have with CoBank and anticipate the loan to be finalized by the end of July.

*— Walt Wendland*
*President & CEO,*
*Golden Grain Energy*

## June 30 report: Corn acres below expectations

USDA gave us quite a shocker the morning of June 30 when they released final planted acres as well as quarterly stocks estimate. Planted corn acreage as of June 1st was reported @ 87.9 million acres, 1.4 million less than the average trade estimate and almost a million less than the March intentions report. It is very unusual to see a reduction in corn acres in years when the corn goes in the ground as fast as it did this year.

June 1st stocks were also a surprise at only 4.3 billion bushels versus expecta-

*Continued on Page 3*

*This newsletter contains forward-looking statements. We undertake no responsibility to update any forward looking statement. When used, the words "believe", "hope", "expect", "anticipate" and similar expressions are intended to identify forward-looking statements. Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings, copies of which are available through our website or upon request.*

America’s corn farmers and ethanol producers are already doing their part and producing as much ethanol as the nation can currently use. The roadblock, acknowledged in the USDA report, is that production is nearing the point of exceeding usage, which is held back by the E10 limitation (and lack of action on the E15 request) and infrastructure needs, including the need to assist retailers in installing blender pumps and other equipment needed to get higher blends of ethanol to the consumers, who benefit through lower prices (ethanol is currently at 90-cent discount compared to gasoline), lower emissions and better air quality. As a decision on E15 stalls, Archer Daniels Midland has asked the EPA to consider approving E12 as a compromise between the currently approved E10 blend and the E15 request, though it appears unlikely the EPA will grant their request. Several farm-state legislators have criticized the EPA and called on the President to back up his verbal commitment to renewable and clean fuels by giving ethanol a larger role. While he talks about renewable energy in the wake of the continually worsening Gulf oil spill, ethanol is never mentioned. “Corn ethanol is here today, and a lot of the technologies the President is talking about still need to be developed yet,” points out Golden Grain Energy President and CEO Walt Wendland. “Everyone is a little disappointed that ethanol isn’t being allowed to play a bigger part in helping the U.S. overcome its addiction to oil. If we can’t get some kind of momentum going now with the situation in the Gulf, you really have to wonder what it’s going to take.” of near 4.6 billion bushels. The drop in corn stocks implies either a huge increase in feed usage or a dramatic overestimate of last year’s crop. With shrinking animal numbers this year, and increased production of distillers grain, one would have to believe the latter. Perhaps we are just now making up for the lighter test weight seen on last year’s crop. Either way, I believe it easy enough to see the lows seen earlier this week will turn out to be the lows for the summer. All eyes will turn to weather and crop conditions now. It’s not that difficult to imagine yields increasing enough to offset the reduced acreage as it will only take an increase of about 1 ½ bushels per acre to make up the difference. Bottom line is that while this report may very well put in the lows for the summer, in the absence of adverse weather, a pretty good looking crop will also limit upside potential. A rally up toward recent highs could very well turn out to be a selling opportunity. Scott Gudbaur, Commodity Manager Golden Grain Energy July 2010 Golden Grain Energy Page 3 Ethanol is here and ready to be the solution Continued from Page 1 6th Annual Friends of Ethanol Fundraiser Tuesday, Aug. 24, 2010 4-person best ball golf tournament Sponsored by Golden Grain Energy Political Action Committee GGEPAC Purpose of event: To raise funds for the promotion of candidates who actively support Ethanol To educate policymakers of the economic advantages value-added products such as ethanol & distillers dried grains bring to the State of Iowa Location: Raleigh Hills Country Club 2048 Cheyenne Ave. Ionia,Iowa NEW TIMES Registration: 9:15am Shotgun Start 10:00am Social hour 4:30-5:30pm Fundraiser auction &dinner 5:35pm Ron Lamberty of the American Coalition of Ethanol will be the keynote speaker following the auction and dinner. Costs: Golf outing & meal:$50 (plus cart rental of $20, if needed) Dinner meal only:$25 Please RSVP the number of meals and golf cart needs to : Golden Grain Energy LLC by August 17 at 1-888-443-2676 or Contact GGE PAC members: Marion Cagley 641-394-3551 Jerry Calease 319-275-4493 Steve Core 800-561-5938 Bernard Retterath 641-737-2398 Chris Schwarck 641-423-2210 Dave Sovereign 563-547-3687 All procceds go to Golden Grain Energy Political Action Committee Federal law requires us to obtain and report the name, mailing address, occupation and name of employer for each individual whose contribution exceeds $200 per election cycle. Contributions are not tax deductible for federal income tax purposes. Corporate, business and foreign national contributions are not permitted under federal law. Contributions from federal government contractors are prohibited. Stocks also lower than anticipated Continued from Page 2

Page 4 Golden Grain Energy July 2010 Golden Grain Energy LLC Board of Directors Dave Sovereign, Chairman Steve Sukup, Vice Chairman Ron Pumphrey, Secretary Jim Boeding Steve Retterath Stan Laures Jerry Calease Marion Cagley Steve Core Leslie Hansen Duane Lynch Chris Schwarck Management Team Walter Wendland, President & CEO Scott Gudbaur, Commodity Manager Chad E. Kuhlers, Plant Manager Christy Marchand, Chief Financial Officer 1822 43rd St. SW Mason City, IA 50401 641-423-8525 888-GGE-CORN Fax: 641-421-8457 www.goldengrainenergy.com info@ggecorn.com Ron Lamberty to keynote annual Friends of Ethanol dinner, outing Over the course of the past 6 years the purpose of our Golden Grain Energy Political Action Committee has been to educate and inform our members and politicians of the benefits ethanol and dried distillers grains bring to the State of Iowa. GGEPAC and you, our supporters, have had many successes. In order to keep moving our industry forward by increasing ethanol usuage and improving nutrition in our livestocks rations, we need to focus on continued growth by encouraging E-15 or higher blends in our nation’s fuel distribution system.We need more readily available blender pumps for our consumers. While we have a good start in encouraging automobile manufactures to produce more flex-fuel vehicles, there is still work to be done. What can you do to help support us with these goals? Come to our 6th Annual Friends of Ethanol Fundraiser Aug. 24 at Raleigh Hills Country Club in Ionia!! We have another excellent keynote speaker, Ron Lamberty from the American Coalition of Ethanol, who will update us on the latest happenings within our industry. Last year, your auction items and bids helped us raise more than $16,000 and we sincerely thank you. Please come to support our fundraiser again this year and bring along a “Friend of Ethanol!” Sincerely, Jerry A. Calease, See Page 3 for details of the 6th Annual Friends of Ethanol Fundraiser, including golf tournament, dinner and auction. 1822 43rd St. SW Mason City, IA 50401